Salesforce, Inc.
Consulting Agreement

This Consulting Agreement (this “Agreement”) is made and entered into as of 5/2/2025 (the “Effective Date”) by and between Salesforce, Inc. (“Company”) and Brian Millham, (“Advisor”). The Company and Advisor may be referred to herein individually as “Party” or collectively as “Parties.”

Recital

As part of its ongoing business, the Company desires to retain highly qualified individuals to advise the Company with respect to certain aspects of the Company’s business. In furtherance thereof, the Company desires to retain Advisor as a consultant, and the Company and Advisor desire to enter into this Agreement.

Agreement

In consideration of the mutual covenants set forth below, the Parties agree as follows:

1. Services and Compensation
Commencing on the Effective Date, Advisor agrees to devote his or her best efforts to provide the services described in Exhibit A (“Services”). Company will not pay Advisor any amounts not described in this Section 1, unless otherwise authorized in writing by an officer of the Company.

All of Advisor’s Company options and RSUs that are outstanding and unvested as of the date Advisor transitions from an employee to an independent contractor under the terms of this Agreement (“Outstanding Equity Awards”) will continue to vest or remain exercisable, as applicable, while Advisor is providing Services under this Agreement. In each case, the vesting and exercisability of the Outstanding Equity Awards will be subject to the terms of the applicable award agreements and the Company’s equity plan, as applicable, and Advisor remaining a Service Provider (as defined in the applicable award agreement(s) and/or Company equity plan) through the relevant vesting dates set forth in such agreements. All of Advisor’s outstanding Company PRSUs will be forfeited and will terminate upon the termination of the Advisor’s employment with the Company in accordance with the terms of the applicable PRSU agreements.

2. Independent Contractor
The Parties understand and agree that Advisor is an independent contractor and not an employee of the Company. Advisor has no authority to obligate or bind the Company by contract or otherwise. Advisor will not be eligible for any employee benefits, nor will Company make deductions from Advisor’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Advisor due to activities performed hereunder will be the sole responsibility of Advisor.

3. Recognition of Company’s Rights; Nondisclosure
Advisor recognizes that the Company is engaged in a continuous program of development with respect to their present and future business activities. Advisor agrees as follows:

A. At all times during the term of Advisor’s association with the Company and thereafter, Advisor will hold in strictest confidence, and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Advisor’s performing requested Services for the Company and is expressly authorized in writing by an officer of the Company. In addition, at all times during the term of Advisor’s association with the Company and thereafter, Advisor will take all reasonable measures to protect the secrecy of and avoid unauthorized disclosure or use of or access to the Proprietary Information. Advisor agrees that he or she will comply with all data protection and privacy laws and regulations, including those laws and regulations specifically referenced in Section 4. Data Protection.

B. The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data and other information or materials of the Company or that Advisor develops, learns, or obtains (directly or indirectly, in writing, orally, or by inspection or observation of tangible items) in connection with the Services. By way of illustration but not limitation, Proprietary Information includes: inventions, ideas, samples, data manipulation techniques, program architecture, source code, object code, formulas, data, Personal Data, know-how, improvements, discoveries, developments, and designs; information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, license, prices and costs, Advisors, customers and prospective customers; information regarding the identities, skills and compensation of employees of or other consultants to the Company; and any other information that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure.

C. In addition, Advisor understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Advisor’s association with the Company and thereafter, Advisor will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Advisor’s performing requested Services for the Company, or as expressly authorized in writing by an officer of the Company.

D. By signing this Agreement, you reaffirm and agree to observe, abide by and be bound by the terms of the Employee Inventions and Proprietary Rights Assignment Agreement that you signed with the Company (the “Confidentiality Agreement”). This includes, without limitation, the provisions therein regarding nondisclosure of the Company’s confidential and proprietary information and non-solicitation of Company employees.

E. Advisor will not issue any press release or make any public statement relating to the subject matter of this Agreement (including naming Company as a client of Advisor) without Company’s prior written approval. Any references to Company or use of any Company’s logo (including the Company-certified logo), brand or trademark (whether publicly, in connection with the Services, or otherwise) are prohibited without Company’s prior written approval.

4. Data Protection

A.Definitions
The definitions of “Controller”, “Personal Data”, “Processing”, “Data Subject”, “Supervisory Authority” and “Personal Data Breach” are as defined under the GDPR.
“Data Protection Laws” means all laws, regulations, and legally binding requirements of any governmental authority or regulator applicable to the Processing of Personal Data under the Agreement. This includes laws and regulations of the United States, the European Union, the European Economic Area (“EEA”) and their member states, Switzerland and the United Kingdom, including but not limited to GDPR.
“GDPR” means General Data Protection Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC.
B.Roles of the Parties; Details of the Processing. The Parties acknowledge and agree that Advisor may receive Personal Data from the Company in its role as Controllers of that Personal Data, in order to fulfill its obligations under the Agreement. Within the scope of that Agreement, Advisor will Process the Personal Data in the role of a Controller of that Personal Data. Advisor agrees to Process the Personal Data received from the Company solely for the purpose for which it has received the Personal Data under the Agreement, and in accordance with applicable Data Protection Laws.
C.Compliance with Data Protections Laws. Each Party will Process any Personal Data in accordance with the provisions of this Agreement and in accordance with Data Protection Laws. Advisor will promptly notify the Company and co-operate with the Company if it believes that it may no longer be able to comply with any of the terms of this Agreement or with Data Protection Laws. In particular, each Party shall implement appropriate technical and organizational measures to ensure adequate protection of Personal Data in accordance with applicable Data Protection Laws.
D.Personal Data Breach Notification. Advisor shall notify the Company without undue delay in the event a Personal Data Breach occurs that Advisor will notify to the competent Supervisory Authority or other regulator and/or the impacted Data Subjects.

E.Subcontracting. In the event that a Party calls on possible subcontractors for the purposes of carrying out the mission, it will ensure that these subcontractors act on its behalf and according to its instructions. It undertakes to verify that the subcontractors thus chosen have sufficient guarantees in accordance with the requirements of the GDPR and that contractual measures in accordance with the GDPR have been signed between the subcontractor and the Party concerned, which remains fully responsible for its / its subcontractors.
F.Data Transfers. Advisor is informed and agrees that the Personal Data processed in accordance with this Agreement may be transferred for the needs of this Agreement, to other entities of the Company or to its subcontractors. In the event of transfer outside the European Union (EU), the Company will take all the necessary measures required by the GDPR to ensure adequate protection, in particular by putting in place standard contractual clauses based on the models of the European Commission.
Similarly, if Advisor were to carry out transfers outside the EU of Personal Data processed for the needs of the mission, it undertakes to put in place all the necessary measures required by the GDPR to ensure adequate protection, in particular by putting in place standard contractual clauses based on European Commission models, or other applicable transfer mechanism.
G.Cooperation between the Parties. Each Party will assist the other Party to comply with requests or complaints of Data Subjects or Supervisory Authorities regarding compliance with Data Protection Laws with regard to Personal Data processed within the scope of the Agreement.

5. Intellectual Property Rights
A. Advisor agrees that any and all works of authorship, ideas, innovations inventions, discoveries, improvements, technology, designs, trade secrets, knowhow and techniques that Advisor designs, devises, creates, improves, conceives, reduces to practice, or develops, whether or not patentable or copyrightable, during the term of this Agreement, alone or in conjunction with others, (i) as a result of performing Services to assist with the development, refinement or enhancement of the Company’s proprietary products for the Company under this Agreement or (ii) using Proprietary Information or equipment or services provided by the Company, but excluding any and all rights to Advisor Property, as defined below, (collectively, the “Innovations”) shall, as of their conception, reduction to practice or development be the sole and exclusive property of the Company.

B. While the Parties intend that Section 5(A) of this Agreement vests ownership in the Company immediately, to the extent that ownership of the Innovations does not vest immediately in the Company whether by operation of the law or otherwise, Advisor hereby assigns and will assign (or cause to be assigned) to the Company its entire right, title and interest, including intellectual property rights, in and to all Innovations. In the event the foregoing assignments are deemed ineffective, for any reason, Advisor agrees that immediately upon completion of an Innovation or at any time upon the Company’s request, it will assign the Innovation to the Company. Advisor hereby designates the Company as its agent, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignments from Advisor to the Company.

C. Advisor further agrees to cooperate and provide reasonable assistance to the Company to obtain, perfect and from time to time enforce rights and protections claiming, covering or relating to the Innovations in any and all countries, including United States and foreign patents, copyrights, trademarks, trade secrets, confidential information and other intellectual property rights. Advisor will disclose to the Company all pertinent information and data with respect to Innovations and other intellectual property rights assigned to or assignable to the Company by this Agreement. Advisor will execute all applications, specifications, oaths, assignments, and other instruments that the Company deems necessary in order to apply for and obtain or perfect these rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to the Innovations, and any other intellectual property rights assigned to or assignable to the Company by this Agreement. Advisor’s obligations to provide assistance as set forth in this Section 5(C) will continue during the term of Advisor’s association with the Company and for a period of one year thereafter.

D. Any assignment to the Company of intellectual property under Section 5(A) and 5(B) includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Advisor hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

E. The Company acknowledges that Advisor may own or have the right to enforce intellectual property owned or controlled by Advisor before the Effective Date or owned or controlled by Advisor outside the requirements of Section 5(A), including without limitation rights to intellectual property not first produced or created by Advisor as a result of the performance of work or the rendition of Services under this Agreement, but included in said work or Services (collectively, “Advisor Property”). Notwithstanding the foregoing, for any Advisor Property incorporated into, or required for use of, the Innovations or otherwise disclosed to the Company for use with any Company product, Advisor grants the Company a fully-paid up, perpetual and irrevocable, world-wide, non-exclusive license to: (a) prepare derivative works; and (b) make, use, have made, import, have imported, export, have exported, distribute through multiple tiers, have distributed through multiple tiers, publicly and privately perform, display and transmit derivative works and reproductions thereof, and to sublicense all of these rights for the Company’s benefit and to sublicense such rights for the Company’s benefit, to the extent Advisor has the legal right to grant such license.

6. No Conflicting Obligation & Background Representation
A. Advisor represents that Advisor’s performance of all of the terms of this Agreement and the performance of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Advisor in confidence or in trust prior to the date of this Agreement.

B. Advisor represents that Advisor has no relationships existing as of the Effective Date that are related to a business that competes with Company or otherwise conflict with this Agreement or the Services (“Conflicting Relationships”).  Advisor may (i) serve on the board of directors or similar governing body of other business entities and (ii) engage in other outside activities or other positions with other business entities; provided, however, that any board service or activities or positions that (A) create a possible conflict with the Company or (B) are related in any way to the Company’s business must be approved in writing by the Company’s Chief Legal Officer, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, you may engage, without Company approval, in services, whether as a director, consultant or other position, of any person or entity (whether or not for compensation) provided such service neither creates a possible conflict nor relates to the Company’s business.
C. Advisor will not disparage or otherwise negatively comment on the reputation, business operations, products or services of the Company or Advisor’s relationship with Company.  This provision will not preclude Advisor from making truthful statements not subject to the confidentiality obligations in this Agreement.

D. Advisor represents and warrants that he has not been convicted of any local, state or federal misdemeanors or felonies in the last seven (7) years. Further, Advisor represents and warrants that he is not included or appear in any of the following:
1.Bureau of Industry and Security Denied Persons List, the Office of Foreign Assets Control (“OFAC”).
2.General Services Administration (GSA) Excluded Parties List check and Office of Inspector General (OIG) Exclusion List (identifies individuals who have been excluded from receiving government funds or participating in government contracts).
3.Fraud and Abuse Control Information System (FACIS) (an extensive database search of disciplinary actions taken by federal, state, and more than 800 licensing and certification agencies in 50 States (including the FDA)).

7. No Improper Use of Materials
Advisor agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Advisor, or any materials or documents obtained by Advisor from a third party under a duty of confidentiality, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

8. Compliance with Laws
Advisor will comply with all applicable international, federal, state, local laws and ordinances now or hereafter enacted, including: (a) data protection and privacy laws; (b) employment, tax, immigration, benefits, and workers compensation laws; and (c) international anti-corruption laws, such as the Foreign Corrupt Practices Act 15 U.S.C. § 78dd-1, et seq. and the United Kingdom Bribery Act. Advisor will make no payments or transfers of anything of value which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

9. Term and Termination
A. This Agreement, and Advisor’s Services hereunder, shall commence on the Effective Date and shall continue for an initial term of three years after the Effective Date, unless earlier terminated as provided below. The Parties may mutually agree to extend the term of the Agreement for an additional year at or just before the end of the initial three-year term. In the event this Agreement is extended for a year, any remaining unvested stock options and RSUs shall continue to vest until the Agreement is terminated.

B. Advisor may terminate this Agreement at any time by giving no less than six months prior written notice to the other party. To avoid doubt, Advisor remains bound to the terms of this Agreement and continues to owe to the Company a duty of confidentiality, good faith and fidelity and to comply with any reasonable requests the Company may make of Advisor during this period.

C. The Company reserves the right to terminate the Agreement without notice if it has reasonable grounds to believe Advisor is guilty of gross misconduct, gross negligence or that Advisor is in material breach of one of the terms of the Agreement.
D. The obligations set forth in Sections 3-6, 7-8, 10-11, and 13 shall survive any termination or expiration of this Agreement. Upon termination of this Agreement, Advisor will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information.

10. Assignment
The rights and obligations of the Parties shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Advisor’s Services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

11. Legal and Equitable Remedies
Because Advisor’s Services are personal and unique and because Advisor may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement and without the posting of any bond.

12. Governing Law, Venue and Severability
This Agreement shall be governed by and construed according to the laws of California, without regard to conflicts of laws rules.

13. Complete Understanding; Modification
This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersede all prior understandings and agreements. Any waiver, modification or amendment of any provisions of this Agreement shall be effective only if in writing and signed by the Parties hereto.

14. Notices
Any notices required or permitted hereunder shall be given to the appropriate Party and shall be deemed given upon personal delivery to the appropriate address or two days after the date of sending if sent by an internationally-recognized overnight courier.

15. Counterparts
This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

Advisor /s/ Brian Millham Signature Brian Millham

Salesforce, Inc. /s/ Nathalie Scardino Signature Nathalie Scardino Name

Exhibit A

Services

Services
Advisor will provide the following services:

•Up to 3 days per quarter.
•Services at the reasonable discretion and direction of the Chief Executive Officer (CEO) which may include CEO support, assisting in the onboarding of the Chief Operating and Financial Officer, support of the Chief Revenue Officer, and other areas as may be directed by the CEO.
•Attendance is not required at customer or employee events, unless reasonably requested by the Chief Executive Officer (e.g. 30 days' notice) and not to exceed 3 days per quarter.
•Travel is not required for services, unless reasonably required by the Chief Executive Officer and not to exceed 3 days per quarter.